EXHIBIT 5.1

J. Cabell Acree, III
General Counsel

August 13, 2009

Orion Marine Group, Inc.
12550 Fuqua St.
Houston, Texas 77034

Re: Orion Marine Group, Inc. Common Stock Offering

Ladies and Gentlemen:

I am the General Counsel of Orion Marine Group, Inc., a Delaware corporation (the "Company"), and have advised the Company in connection with the offer and sale by the Company of 4,200,000 shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), and up to 630,000 additional shares of Common Stock (to be issued and sold in the event the underwriters exercise their 30-day overallotment option) (together, the "Shares"), pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-160719), as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").  A prospectus supplement dated August 12, 2009, which together with the prospectus filed with the Registration Statement shall constitute the "Prospectus," has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In connection with rendering this opinion, I have examined originals or copies of (i) the Registration Statement, (ii) the Prospectus, (iii) the Amended and Restated Certificate of Incorporation of the Company (the "Certificate") and the Amended and Restated Bylaws of the Company, each as amended to the date hereof, (iv) certain resolutions of the Board of Directors of the Company and of committees of the Board of Directors of the Company relating to the offer and sale of the Common Stock and related matters, (v) the form of specimen certificate representing the Common Stock, and (vi) such other documents and records as I have deemed necessary and relevant for purposes hereof.  In addition, I have relied on certificates of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as I have deemed necessary and relevant as a basis hereof.  In such examination,

Orion Marine Group, Inc.
August 13, 2009

I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to me as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to me as copies and the truthfulness of all statements of fact contained therein.  In making my examination of executed documents or documents to be executed, I have assumed that they constitute or will constitute valid, binding and enforceable obligations of such parties, other than the Company.  I have also assumed that all Shares will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement dated August 12, 2009 relating to the offer and sale of the Shares (the "Underwriting Agreement").

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that (i) the issuance of the Shares by the Company in accordance with the terms of the Underwriting Agreement has been duly authorized and (ii) when the Shares have been duly issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant law of the United States of America, and I render no opinion with respect to the law of any other jurisdiction.  The reference and limitation to "General Corporation Law of the State of Delaware" includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and to all references to me under the heading "Legal Matters" in the prospectus included in the Registration Statement.  By giving such consent, I do not admit that I am an expert with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ J. Cabell Acree, III J. Cabell Acree, III General Counsel